Exhibit 99.1

Carvana to Complete Debt Exchange with Over 96% of Noteholders

PHOENIX (August 31, 2023) — Carvana Co. (NYSE: CVNA) (“Carvana” or the “Company”), the leading e-commerce platform for buying and selling used cars, announces today the final results of its previously announced debt exchange offers (the “Exchange Offers”) that will provide the Company with significant financial flexibility as it continues to execute its profitability and growth plan by reducing total debt by over $1.325 billion, extending maturities and lowering near-term cash interest expense by more than $455 million each year for the next two years.

In the Exchange Offers, holders had the opportunity to exchange their outstanding 5.500% Senior Notes due 2027, 5.875% Senior Notes due 2028, 4.875% Senior Notes due 2029 and 10.250% Senior Notes due 2030 for three tranches of new senior secured notes. The Company further announces the expiration and completion of its concurrent cash offer (the “Cash Tender Offer” and, together with the Exchange Offers, the “Offers”) to purchase any and all of the Company’s outstanding 5.625% Senior Notes due 2025. The settlement of the Offers is expected to occur on September 1, 2023, unless extended or terminated and subject to certain terms and conditions.

The following table describes the final results as of the expiration of the Offers at 5:00 pm, New York City time, on August 30, 2023 in more detail:

Title	Aggregate Principal Amount Tendered and Accepted	Percentage of Outstanding Notes Validly Tendered
5.625% Senior Notes due 2025	$401,742,000	80.3%
5.500% Senior Notes due 2027	$568,165,000	94.7%
5.875% Senior Notes due 2028	$577,527,000	96.3%
4.875% Senior Notes due 2029	$724,349,000	96.6%
10.250% Senior Notes due 2030	$3,247,959,000	99.2%

The Company further announces the expiration and completion of its solicitation of consents from holders of the outstanding notes to adopt certain proposed amendments to the existing indentures. The Company received the requisite consents from holders to adopt the proposed amendments to the existing indentures, and it previously entered into supplemental indentures with the trustee to reflect the proposed amendments, but the proposed amendments will become operative only upon the consummation of the Offers. For additional details on the Offers and the consent solicitation, including the anticipated consideration to be received by holders upon settlement of the Offers, please refer to the Company’s press release issued on August 2, 2023.

This press release is neither an offer to purchase nor a solicitation of an offer to buy any notes in the Offers.

The new secured notes have not been and will not be registered under the Securities Act, or any state securities laws and may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. There shall not be any sale of the new secured notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Carvana (NYSE: CVNA)

Carvana (NYSE: CVNA) is the industry pioneer for buying and selling used vehicles online. Carvana believes that it is the fastest growing used automotive retailer in U.S. history. Its proven, customer-first ecommerce model has positively impacted millions of people’s lives through more convenient, accessible and transparent experiences. Carvana.com allows someone to purchase a vehicle from the comfort of their home, completing the entire process online, benefiting from a 7-day money back guarantee, home delivery, nationwide inventory selection and more. Customers also have the option to sell or trade-in their vehicle across all Carvana locations, including its patented Car Vending Machines, in more than 300 U.S. markets. Carvana brings a continued focus on people-first values, industry-leading customer care, technology and innovation, and is the No. 2 automotive brand in the U.S., only behind Ford, on the Forbes 2022 Most Customer-Centric Companies List. Carvana is one of the four fastest companies to make the Fortune 500.

Carvana also encourages investors to visit its Investor Relations website as financial and other company information is posted.

Note Regarding Forward-Looking Statements
These forward-looking statements reflect Carvana’s current intentions, expectations or beliefs regarding the Offers and consent solicitations. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “outlook,” “plan,” “potential,” “project,” “projection,” “seek,” “can,” “could,” “may,” “should,” “would,” “will,” the negatives thereof and other words and terms of similar meaning. Forward-looking statements include all statements that are not historical facts, including, among others, short-term and long-term liquidity; expectations regarding our operational and efficiency initiatives, our strategy, expected gross profit per unit, forecasted results, and expectations regarding the effect of Carvana’s actions to improve performance. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Among these factors are risks related to: the volatility of the trading price of our Class A common stock; the impact on our business from the larger automotive ecosystem and macroeconomic conditions, including consumer demand, global supply chain challenges, heightened inflation and rising interest rates; our ability to raise additional capital, the quality of the financial markets, and our substantial indebtedness; our history of losses and ability to achieve or maintain profitability in the future; our ability to sell loans into the market; the seasonal and other fluctuations in our quarterly operating results; our ability to compete in the highly competitive industry in which we participate; the changes in prices of new and used vehicles; our ability to sell our inventory expeditiously; and the other risks identified under the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, Quarterly Report on Form 10-Q for the second quarter of 2023 and documentation relating to the Exchange Offers and consent solicitations (such as the exchange offer memorandum). There is no assurance that any forward-looking statements will materialize. You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of this date. Carvana does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by law.

Contact:

Investor Relations:
Carvana
Mike Mckeever
investors@carvana.com

Media Contact:
Carvana
Kristin Thwaites
press@carvana.com